NOTICE OF
1994 ANNUAL MEETING
AND
PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                      Act of 1934 (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

    [ ] Preliminary Proxy Statement

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting material pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                        MARSHALL & ILSLEY CORPORATION
- - -------------------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)


                        MARSHALL & ILSLEY CORPORATION
- - -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
        * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

        ------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

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        ------------------------------------------------------------------------

    4) Date Filed:

        ------------------------------------------------------------------------

                         MARSHALL & ILSLEY CORPORATION
                             770 NORTH WATER STREET
                           MILWAUKEE, WISCONSIN 53202
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                AUGUST 23, 1994

TO THE SHAREHOLDERS OF MARSHALL & ILSLEY CORPORATION:

     The 1994 Annual Meeting of Shareholders of Marshall & Ilsley Corporation will be held at the M&I Marshall & Ilsley Bank, 770 North Water Street, Milwaukee, Wisconsin, on Tuesday, August 23, 1994 at 10:00 a.m., local time, for the following purposes:

     (1) To elect seven Directors to serve until the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified;

     (2) To approve the Marshall & Ilsley Corporation 1994 Long-Term Incentive Plan; and

     (3) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

     Shareholders of record at the close of business on June 30, 1994 are entitled to notice of and to vote at the Annual Meeting.

     HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          M. A. HATFIELD, Secretary

July 15, 1994

                         MARSHALL & ILSLEY CORPORATION
                             770 NORTH WATER STREET
                           MILWAUKEE, WISCONSIN 53202
                                 JULY 15, 1994

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Marshall & Ilsley Corporation (the "Company" or "M&I") for use at the annual meeting of shareholders to be held on Tuesday, August 23, 1994 (the "Annual Meeting"). At the Annual Meeting, the shareholders of the Company will elect seven Class I Directors, each of whom will hold office until April 1997, and with respect to each Director, until his successor is elected and qualified. In addition, the Company's shareholders will be asked to approve the Company's 1994 Long-Term Incentive Plan.

     The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $6,000. The Proxy Statement and the accompanying Proxy are being sent to the Company's shareholders commencing on July 15, 1994.

     Each shareholder of record at the close of business on June 30, 1994 will be entitled to one vote for each share of common stock registered in such shareholder's name. The Company has two classes of capital stock outstanding: its $1.00 par value common stock (the "Common Stock") and its non-voting Series A preferred stock (the "Preferred Stock"). As of June 30, 1994, the Company had outstanding 95,242,881 shares of Common Stock and 348,944 shares of Preferred Stock. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

     Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

     The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the "Reinvestment Plan") administered by The First National Bank of Boston, as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by The First National Bank of Boston for participating shareholders. Shares so held have been separately designated on the proxy card pertaining to each participant and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

     The Company's Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 1993, was mailed to shareholders of the Company commencing on March 23, 1994.

     UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A CLASS I DIRECTOR AND FOR APPROVAL OF THE 1994 LONG-TERM INCENTIVE PLAN. ABSTENTIONS AND BROKER NON-VOTES (I.E., PROXIES FROM BROKERS OR NOMINEES INDICATING THAT SUCH PERSONS HAVE NOT RECEIVED INSTRUCTIONS FROM THE BENEFICIAL OWNERS TO VOTE SHARES AS TO A MATTER WITH RESPECT TO WHICH THE BROKERS OR NOMINEES DO NOT HAVE DISCRETIONARY POWER TO
VOTE) WILL BE TREATED AS PRESENT FOR PURPOSES OF

DETERMINING A QUORUM. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST BY HOLDERS OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT A MEETING AT WHICH A QUORUM IS PRESENT. IN OTHER WORDS, THE SEVEN DIRECTORS WHO RECEIVE THE LARGEST NUMBER OF VOTES WILL BE ELECTED AS DIRECTORS. ANY SHARES NOT VOTED, WHETHER BY WITHHELD AUTHORITY, BROKER NON-VOTE OR OTHERWISE, WILL HAVE NO EFFECT IN THE ELECTION OF DIRECTORS EXCEPT TO THE EXTENT THAT THE FAILURE TO VOTE FOR AN INDIVIDUAL RESULTS IN ANOTHER INDIVIDUAL RECEIVING A LARGER NUMBER OF VOTES. ANY VOTES ATTEMPTED TO BE CAST "AGAINST" A CANDIDATE ARE NOT GIVEN LEGAL EFFECT AND ARE NOT COUNTED AS VOTES CAST IN AN ELECTION OF DIRECTORS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE IS REQUIRED TO APPROVE THE 1994 LONG-TERM INCENTIVE PLAN. WITH RESPECT TO THE PROPOSAL TO APPROVE THE 1994 LONG-TERM INCENTIVE PLAN, ABSTENTIONS WILL HAVE THE EFFECT OF VOTES AGAINST THE PROPOSAL AND BROKER NON-VOTES WILL NOT BE COUNTED AS SHARES ENTITLED TO VOTE ON THE PROPOSAL.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table lists as of June 30, 1994 information regarding the beneficial ownership of shares of Common Stock by each director and named executive officer of the Company, by each person believed by the Company to be a beneficial owner of more than 5% of Common Stock, and by all directors and executive officers of the Company as a group:

                                                           AMOUNT AND
                          NAME AND                         NATURE OF
                         ADDRESS OF                        BENEFICIAL             PERCENT
                      BENEFICIAL OWNER                    OWNERSHIP(1)            OF CLASS
            -------------------------------------   ------------------------      --------
            Marshall & Ilsley Trust Company                11,433,857(2)            12.00%
              1000 North Water Street
              Milwaukee, WI 53202
            The Northwestern Mutual Life                    8,665,374(3)             9.10%
              Insurance Company
              720 East Wisconsin Avenue
              Milwaukee, WI 53202
            J.P. Bolduc                                           -0-                *
            Glenn A. Francke                                  190,283                *
            Burleigh E. Jacobs                                 40,500                *
            James F. Kress                                     10,500                *
            Oscar C. Boldt                                     91,484(4)             *
            Gus A. Zuehlke                                    162,260(5)             *
            Wendell F. Bueche                                  10,500                *
            Jack F. Kellner                                   480,702                *
            J.B. Wigdale                                      610,603(6)             *
            James O. Wright                                    11,620(7)             *
            G.H. Gunnlaugsson                                 274,653(8)             *
            Peter M. Platten, III                             389,984(9)             *
            Jon F. Chait                                       17,580                *
            Don R. O'Hare                                       3,600                *
            J.A. Puelicher                                    651,228(10)            *
            Stuart W. Tisdale                                   1,602                *
            Edward L. Meyer, Jr.                               15,984(11)            *
            D.J. Kuester                                      411,053(12)            *
            Richard A. Abdoo                                      600                *
            San W. Orr, Jr.                                   325,154(13)            *
            J.L. Delgadillo                                    30,000(14)            *

     All directors and executive officers of the Company as a group (28 persons, including the above) own 4,326,858 shares of Common Stock or 4.54% of the total Common Stock outstanding.(15)
- - ------------------

  *  less than 1%

 (1) Except as indicated below, all shares shown in the table are owned with sole voting and investment power.

 (2) This information is based on Amendment No. 13 to Schedule 13-G dated July 11, 1994. All such shares are owned by Marshall & Ilsley Trust Company (the "Trust Company") as trustee or in other fiduciary capacities. The Trust Company has no economic interest in such shares. Of these shares, the Trust Company has sole voting power as to 1,286,428 shares (approximately 1.35%), and shared voting power as to 292,783 shares (less than 1.0%); sole investment power as to 10,392,595 shares (approximately 10.91%), and shared investment power as to 1,041,262 shares (approximately 1.09%). The Company owns all of the issued and outstanding capital stock of the Trust Company.

 (3) This information is based on Amendment No. 7 to Schedule 13-G dated February 7, 1991. Of the shares held, 3,844,229 shares of Common Stock may be acquired upon conversion of the Company's 8 1/2% Convertible Subordinated Notes Due 1997 (the "Notes") held by The Northwestern Mutual Life Insurance Company ("NML"). NML also holds 988,188 shares of Common Stock and 348,944 shares of Preferred Stock. NML has sole voting and investment power as to all such shares, subject to the terms and conditions of a certain Investment Agreement (the "Investment Agreement") between the Company and NML dated August 30, 1985. NML may exchange shares of Common Stock, regardless of how they were acquired, for shares of Preferred Stock. The Preferred Stock is non-voting and convertible into 3,832,957 shares of Common Stock at the same ratio that the Common Stock was exchanged for the Preferred Stock. The Investment Agreement provides for the purchase by NML of up to 24.9%, on a fully diluted basis, of the Common Stock. Purchases may take the form of Common Stock, Preferred Stock, notes or other securities of the Company (together with the Notes, the "Securities") at such prices as may be agreed upon by the parties from time to time. Pursuant to the Investment Agreement, on December 31, 1985, NML purchased $50 million in principal amount of the Notes. On May 25, 1994, NML surrendered $16,363,000 in principal amount of the Notes in exchange for 1,870,157 shares of Common Stock which were exchanged for 163,630 shares of Preferred Stock. The Notes are callable by the Company upon payment of prescribed premiums through 1995 and at par thereafter. The Investment Agreement restricts in certain respects NML's right to transfer, acquire and vote any Securities. Under certain conditions, NML may require the Company to repurchase its stock at not less than prescribed prices after a "Change-in-Control" or upon the occurrence of a "Business Combination" (as such terms are defined in the Investment Agreement). For further information concerning the Investment Agreement, the Notes and the Preferred Stock, reference is hereby made to the Company's Current Reports on Form 8-K dated May 20, 1985, August 30, 1985 and January 2, 1986.

 (4) Includes 31,297 shares held by Mr. Boldt's family as to which he disclaims beneficial ownership and 12,900 shares which could be acquired pursuant to the exercise of stock options within sixty days of June 30, 1994.

 (5) Includes 11,771 shares held by Mr. Zuehlke's family as to which he disclaims beneficial ownership, 45,819 shares as to which Mr. Zuehlke exercises sole voting power, and 12,900 shares which could be acquired pursuant to the exercise of stock options within sixty days of June 30, 1994.

 (6) Includes 11,550 shares held by Mr. Wigdale's family as to which he disclaims beneficial ownership and 315,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of June 30, 1994.

 (7) Includes 6,120 shares held in trust for the benefit of Mr. Wright's family and 1,500 shares owned by Badger Meter Foundation as to which he disclaims beneficial ownership.

 (8) Includes 2,700 shares held by Mr. Gunnlaugsson's family as to which he disclaims beneficial ownership and 165,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of June 30, 1994.

 (9) Includes 5,441 shares held by Mr. Platten's family as to which he disclaims beneficial ownership and 163,293 shares as to which Mr. Platten exercises sole voting power.

(10) Includes 38,628 shares as to which Mr. Puelicher exercises sole voting power and 450,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of June 30, 1994.

(11) Includes 1,231 shares held by Mr. Meyer's family as to which he disclaims beneficial ownership and 12,900 shares which could be acquired pursuant to the exercise of stock options within sixty days of June 30, 1994.

(12) Includes 170,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of June 30, 1994.

(13) Includes 313,715 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership.

(14) Includes 18,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of June 30, 1994.

(15) Includes 147,000 shares of restricted stock as to which the holders exercise sole voting power and 1,597,245 shares which could be acquired pursuant to the exercise of stock options with sixty days of June 30, 1994.

                             ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that the Company's Directors shall be divided into three classes, designated Class I, Class II and Class III, with staggered terms of three years each. At the Annual Meeting, shareholders will elect seven Class I Directors to serve until the Company's 1997 Annual Meeting of Shareholders and until their successors are elected and qualified. Each Class I Director's term expires at the 1994 Annual Meeting. The following table sets forth certain information with regard to each of the nominees for election as a Director as well as each of the Company's continuing Class II and Class III Directors.

                                     NOMINEES STANDING FOR ELECTION

                                                   PRINCIPAL OCCUPATION
            NAME                                     AND DIRECTORSHIPS
- - ----------------------------  ---------------------------------------------------------------
Class I Directors (terms expiring in 1994)
Richard A. Abdoo              Chairman of the Board, President and Chief Executive Officer,
Age 50                        Wisconsin Energy Corporation, a holding company with
                              subsidiaries in utility and nonutility businesses. Also a
                              director of ARI Network Services, Inc., Blue Cross & Blue
                              Shield of Wisconsin, and United Wisconsin Services, Inc. A
                              Director since July 1994.
Wendell F. Bueche             President, Chief Executive Officer and Director, IMC Fertilizer
Age 63                        Group, Inc., February 1993 to present; Chairman of the Board and Chief Executive Officer from January 1986 through 1988,
                              President and Chief Executive Officer, January 1984 through
                              1985, and Director, Allis-Chalmers Corp., a diversified
                              manufacturer of specialized machinery. Also a director of
                              WICOR, Inc. A Director since 1983.
G.H. Gunnlaugsson             Executive Vice President and Chief Financial Officer of the
Age 50                        Company since 1987; Vice President of M&I Marshall & Ilsley
                              Bank since 1976; Vice President and Director, M&I Insurance
                              Company of Arizona, Inc.; Director M&I Mortgage Corp. and M&I
                              Data Services, Inc. A Director since February 1994.
Jack F. Kellner               Chairman of the Board from July 1991 to present, President,
Age 77                        Chief Executive Officer and Director until July 1991, Western
                              Industries, Inc., a manufacturer of metal stampings and sheet metal fabrication. A Director since 1976.
Peter M. Platten, III         Vice Chairman of the Board of the Company since May 1994;
Age 54                        Chairman of the Board, January 1993 to May 1994, President and
                              Chief Executive Officer, January 1989 to May 1994, and Chief
                              Operating Officer, prior to January 1989, Valley
                              Bancorporation; Chairman and Chief Executive Officer, prior to
                              January 1989, Valley Bank, Northeast. A Director since May
                              1994.
J.B. Wigdale                  Chairman of the Board of the Company from December 1992 to
Age 57                        present, Chief Executive Officer of the Company from October
                              1992 to present; Vice Chairman of the Board from December 1988 to December 1992; Vice President from June 1984 to December
                              1988; Chairman of the Board, January 1989 to present, Chief
                              Executive Officer, September 1987 to present, and President,
                              May 1981 to January 1989, of M&I Marshall & Ilsley Bank, a
                              subsidiary of the Company. A Director since 1988.
James O. Wright               Chairman of the Board and Director, Badger Meter, Inc., a
Age 73                        manufacturer of products using flow measurement technology serving utility, industrial and commercial markets. A Director since 1960.

                                          CONTINUING DIRECTORS

                                                   PRINCIPAL OCCUPATION
            NAME                                     AND DIRECTORSHIPS
- - ----------------------------  ---------------------------------------------------------------
                              Class II Directors (terms expiring April 1995)
Jon F. Chait                  Executive Vice President, Secretary and Director, August 1991
Age 43                        to present, Manpower Inc. and Executive Vice President,
                              September 1989 to present, Manpower International Inc., a
                              provider of temporary employment services; shareholder, January
                              1982 to September 1989, Godfrey & Kahn, S.C., counsel to the
                              Company. A Director since 1990.

D.J. Kuester                  President of the Company since 1987; President and Director
Age 52                        since January, 1989, Vice President, 1979 to January, 1989, M&I
                              Marshall & Ilsley Bank; Chairman of the Board, Chief Executive
                              Officer and Director, M&I Data Services, Inc. A Director since
                              February 1994.

Edward L. Meyer, Jr.          President, Anamax Corporation, a processor of hides and
Age 56                        manufacturer of tallow. A Director since May 1994.

Don R. O'Hare                 Consultant to Sundstrand Corporation, August 1991 to present;
Age 71                        Chairman of the Board, January 1989 to August 1991, Vice
                              Chairman until January 1989 and Director, Sundstrand
                              Corporation, a manufacturer of aerospace and industrial
                              products. Also a director of Modine Manufacturing Company and
                              Sauer, Inc. A Director since 1977.

San W. Orr, Jr.               Attorney, Estates of A.P. Woodson & Family; Chairman of the
Age 52                        Board and Director, Mosinee Paper Corporation and Wausau Paper
                              Mills Company. Also a Director of MDU Resources Group, Inc. A
                              Director since July 1994.

J.A. Puelicher                Retired; Chairman of the Board and Chief Executive Officer of
Age 73                        the Company from April 1981 to December 1992, President of the
                              Company from May 1963 to April 1981 and November 1985 to
                              October 1987. Also a director of Modine Manufacturing Company,
                              Sentry Insurance, A Mutual Company, Sundstrand Corporation, and
                              W.R. Grace & Co. A Director since 1959.

Stuart W. Tisdale             Retired; Chairman of the Board and Chief Executive Officer,
Age 65                        August 1992 to February 1994, President and Chief Executive
                              Officer, April 1986 to August 1992, President, April 1984 to
                              April 1986, and Director, WICOR, Inc. A Director of Modine
                              Manufacturing Company and Twin Disc, Inc. A Director since
                              1986.

                              Class III Directors (terms expiring April 1996)

Oscar C. Boldt                Chairman and Chief Executive Officer, The Boldt Group, Inc.,
Age 69                        subsidiaries in general contracting, development and related businesses. A Director since May 1994.

                                                   PRINCIPAL OCCUPATION
            NAME                                     AND DIRECTORSHIPS
- - ----------------------------  ---------------------------------------------------------------
1987.Glenn A. Francke         Retired; Chairman of the Board, 1971 through January 1987, M&I
Age 72                        Northern Bank, a subsidiary of the Company. A Director since
                              1960.
Burleigh E. Jacobs            Chairman of the Board, Chief Executive Officer and Director,
Age 74                        Grede Foundries, Inc., a manufacturer of grey and ductile iron, steel, and alloyed castings. A Director since 1967.
James F. Kress                President, Chief Executive Officer and Director, Green Bay
Age 64                        Packaging, Inc., a manufacturer of corrugated and packaging materials. A Director since 1986.
Gus A. Zuehlke                Chairman, Valley Bancorporation until May 1994; Chairman,
Age 72                        Valley Bank, Appleton, Wisconsin, until May 1994. A Director since May 1994.

     The Board of Directors of the Company has standing Executive Compensation, Audit, Retirement Investment and Nominating Committees. The Board of Directors held seven meetings in 1993. Each Director attended at least 75% of the meetings of the Board and Board Committees on which the director served.

     The Executive Compensation Committee is responsible for administering compensation levels for certain senior officers of the Company and its subsidiaries, including all executive officers of the Company, and for administering the Company's Stock Option Plans and the 1988 Restricted Stock Plan. The members of the Executive Compensation Committee are Messrs. Jacobs (Chairman), Kellner, O'Hare and Wright, none of whom are employees of the Company or any of its subsidiaries. The Executive Compensation Committee held three meetings in 1993. Salaries for other employees of the Company and its subsidiaries are determined by the management of the respective subsidiaries and are reviewed by the compensation committee of the Board of Directors of the subsidiary involved. The Company previously had a Stock Option Committee the duties of which have been assumed by the Executive Compensation Committee. The Stock Option Committee met two times in 1993.

     The Audit Committee has responsibility for nominating the Company's independent auditors for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent auditors, and reviewing the financial statements of the Company and the audit function to ensure full compliance with requirements of regulatory agencies and full disclosure of necessary information to the shareholders of the Company. The members of the Audit Committee, all of whom are non-employee directors, are Messrs. Kellner (Chairman), O'Hare and Wright. The Audit Committee held two meetings in 1993.

     The Retirement Investment Committee is responsible, in relation to funding policy, for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company's Retirement Growth Plan and Incentive Savings Plan. The members of the Retirement Investment Committee, none of whom are employees of the Company, are Messrs. O'Hare (Chairman), Chait and Tisdale. The Committee held four meetings in 1993.

     In July 1994 the Company established a Nominating Committee which is responsible for recommending to the Board nominees to stand for election as directors and to fill any vacancies which may occur from time to time. In addition, the Nominating Committee is responsible for considering any nominations for director submitted by shareholders and for reviewing the size and composition of the Board and the criteria for selecting nominees to the Board. Current employees of the Company are not eligible to serve on the Nominating Committee. The members of the Nominating Committee are Messrs. Tisdale (Chairman), Puelicher, Chait and Boldt. The Nominating Committee has not established procedures for shareholders to recommend nominees for director beyond those contained in the Company's By-Laws.

     No director or named executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

                 LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

     Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their associates. Since January 1, 1993, such persons and firms have been indebted to the Company's bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers represented 9.4% of shareholders equity at December 31, 1993.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                               COMPENSATION AWARDS(1)
                                                               ----------------------
                                       ANNUAL COMPENSATION           SECURITIES
                                       --------------------          UNDERLYING              ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY($)   BONUS($)       OPTIONS/SARS(#)        COMPENSATION($)(2)
- - ----------------------------   ----    --------    --------    ----------------------    ------------------
J.B. Wigdale                   1993    $450,000    $325,000                                   $204,092
Chairman of the Board          1992     400,000     300,000                                    214,980
and Chief Executive Officer    1991     350,000     250,000            150,000                  56,432
D.J. Kuester                   1993     375,000     277,335                                    141,193
President                      1992     350,000     227,108                                    149,545
                               1991     300,000     201,931            120,000                  43,231
G.H. Gunnlaugsson              1993     300,000     201,954                                     87,283
Executive Vice President       1992     275,000     166,775                                     94,763
and Chief Financial Officer    1991     230,000     151,611             90,000                  33,567
J.L. Delgadillo                1993     173,750     130,889                                     27,562
Senior Vice President          1992     150,000     103,956                                     32,140
                               1991     130,000      93,785              9,000                  21,068
E.I. Van Housen(3)             1993     175,000     125,000                                     27,597
Vice President                 1992     150,000     150,000                                     34,940
                               1991     150,000      75,000                                     21,262
M.J. Revane(4)                 1993     261,250     105,417                                    182,296(5)
Vice President                 1992     285,000     115,000                                    157,233
                               1991     275,000     110,000             90,000                  49,671

- - ------------------

(1) As of December 31, 1993, the following individuals have unreleased Key Restricted Stock: Mr. Wigdale, 48,000 shares valued at $1,134,000; Mr. Kuester, 36,000 shares valued at $850,500; Mr. Gunnlaugsson, 24,000 shares valued at $567,000; and Mr. Delgadillo, 6,300 shares valued at $148,838. Dividends are paid on restricted stock.

(2) Includes the following amounts paid by M&I under a 401(k) Thrift Plan for the years 1993, 1992 and 1991, respectively: J.B. Wigdale - $4,497, $4,364 and $4,237; D.J. Kuester - $4,497, $4,364 and $4,237; G.H. Gunnlaugsson -
     $4,497, $4,364 and $4,237; J.L. Delgadillo - $4,459, $4,364 and $4,237;
     E.I. Van Housen - $4,497, $4,364 and $4,237; and M.J. Revane - $4,497,
     $4,364 and $4,237. Includes the following amounts paid by M&I under the Retirement Growth Plan for the years 1993, 1992 and 1991, respectively:
     J.B. Wigdale - $16,509, $16,908 and $17,287; D.J. Kuester - $16,509,
     $16,908 and $17,287; G.H. Gunnlaugsson - $16,509, $16,908 and $17,287; J.L.
     Delgadillo - $16,622, $16,908 and $16,705; E.I. Van Housen - $16,509,
     $16,908 and $16,800; and M.J. Revane - $16,509, $16,908 and $17,287.
     Includes the following amounts paid by M&I under a Split Dollar Life Insurance Plan for the benefit of the executives for the years 1993, 1992 and 1991, respectively: J.B. Wigdale - $13,842, $13,842 and $13,842; D.J.
     Kuester - $8,430, $8,657 and $6,241; G.H. Gunnlaugsson - $7,688, $7,867 and
     $5,777; and M.J. Revane - $15,881, $15,881 and $15,881. Includes the
     following amounts accrued by M&I under the Supplementary Retirement Benefits Plan for the years 1993, 1992 and 1991, respectively: J.B. Wigdale
     - $43,166, $59,668 and $21,066; D.J. Kuester - $33,541, $45,668 and
     $15,466; G.H. Gunnlaugsson - $21,991, $30,868 and $6,266; J.L. Delgadillo -
     $6,481, $10,868 and $126; E.I. Van Housen - $6,591,

     $13,668 and $225; and M.J. Revane - $12,824, $24,468 and $12,266. Also
     includes the following amounts accrued by M&I under the Nonqualified Supplemental Retirement Plan for the years 1993 and 1992, respectively:
     J.B. Wigdale - $126,078 and $120,198; D.J. Kuester - $78,216 and $73,948;
     G.H. Gunnlaugsson - $36,598 and $34,756; and M.J. Revane - $100,585 and $95,612.

(3)  Mr. Van Housen died on March 6, 1994.

(4) Mr. Revane retired in November 1993, but is included herein pursuant to the rules of the Securities and Exchange Commission.

(5) Mr. Revane received $32,000 in 1993 under his Consulting Agreement with the Company.

     The following table provides information on option exercises by the named executive officers during fiscal 1993.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                               OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                             SHARES                               FY-END(#)                    AT FY-END($)(1)
                           ACQUIRED ON       VALUE       ----------------------------    ----------------------------
          NAME             EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- - ------------------------   -----------    -----------    -----------    -------------    -----------    -------------
J.B. Wigdale                     -0-      $       -0-      315,000           -0-         $ 3,196,245        $ -0-
D.J. Kuester                     -0-              -0-      270,000           -0-           2,818,740          -0-
G.H. Gunnlaugsson             78,000        1,126,488      165,000           -0-           1,558,755          -0-
J.L. Delgadillo                  -0-              -0-       36,000           -0-             425,619          -0-
E.I. Van Housen               82,800        1,195,963       60,000           -0-             852,466          -0-
M.J. Revane                  135,000        1,796,205       90,000           -0-             577,530          -0-

- - ------------------
(1) For valuation purposes, a December 31, 1993 market price of $23.625 was used.

                          NONQUALIFIED RETIREMENT PLAN

     M&I adopted the Marshall & Ilsley Corporation Nonqualified Retirement Benefit Plan (the "Nonqualified Plan") on December 12, 1991. The goal of the Nonqualified Plan is to provide six of the executive officers of M&I with a monthly supplemental retirement benefit such that the sum of their benefits from the Retirement Growth Plan, Social Security, the Supplementary Retirement Benefits Plan and the Nonqualified Plan will equal 60% of each participant's average salary for his last five years of employment. The monthly benefit under the Nonqualified Plan, starting in most instances when an individual reaches age 65, is fixed based on various actuarial and interest rate assumptions. The annual benefits are $160,000, $180,000, $100,000 and $100,000 for Messrs.
Wigdale, Kuester, Revane and Gunnlaugsson, respectively, and a total of $45,000 for two other executive officers. The annual benefit will be adjusted in the event of death before age 62 or early retirement and can be paid for life with a 120-month certain payout or on a joint and survivor basis at the option of the participant. The pay-out option elected will also affect the amount of the annual benefit. If a participant leaves the employ of the Company prior to age 55, he will receive no benefits under the Nonqualified Plan, except that, in the event of a Change in Control (as defined in the Nonqualified Plan), each participant will receive the present value of the benefits to which he is entitled under the Nonqualified Plan within 30 days of such Change in Control regardless of his age at that point.

                   EMPLOYMENT AGREEMENTS AND RELATED MATTERS

     In order to assure management continuity and stability, M&I has entered into substantially similar Employment Agreements (the "Employment Agreements") with Messrs. Wigdale, Kuester, Delgadillo, and Gunnlaugsson, seven additional executive officers and 14 officers and other employees of the Company and its subsidiaries (collectively, the "Executives"). The Employment Agreements with Messrs. Wigdale, Kuester and Gunnlaugsson each have a term of three years, and the Employment Agreement with Mr. Delgadillo has a term of two years. The Employment Agreements with the other Executives have terms of two or three years.

     The Employment Agreements guarantee the Executives specific payments and benefits upon a termination of employment as a result of a change of control of M&I. If a change of control occurs the contract becomes effective and continues for a two-or three-year employment term. The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

     The Employment Agreements provide for specified benefits after a change of control if the Executive voluntarily terminates for "good reason" or is involuntarily terminated other than for "cause" (as defined in the Employment Agreements). In addition, in the case of some Employment Agreements, at the end of six months after a change of control, the Executive may terminate employment for any reason and is entitled to receive full benefits. Upon a termination, the Executive is entitled to (a) a lump sum payment equal to two or three times (depending on whether the contract is a two-or three-year contract) the sum of the Executive's current base salary plus the higher of the Executive's bonus for the last year or the Executive's average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits. In the event of a termination of employment as a result of his death, the Executive's beneficiary is entitled to six months of base salary. No additional benefits are guaranteed under the contract upon an Executive's disability or termination by M&I for cause.

     The Employment Agreements provide that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to the Executive shall lapse, and such awards shall become fully vested, except in certain circumstances. Some of the Employment Agreements also provide for "gross-up" payments in the event payments to an Executive under the Employment Agreement are subject to Section 4999 of the Code (the "Excise Tax") or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax upon the gross-up payment, shall be equal to the payments then due.

     In connection with Mr. Revane's retirement in November 1993, he entered into an Agreement with M&I ("Retirement Agreement") and a Consulting and Noncompetition Agreement with M&I ("Consulting Agreement"). Pursuant to the Retirement Agreement (1) M&I determined that Mr. Revane's retirement constituted "early retirement" for purposes of applicable benefit plans and, accordingly, all options to acquire M&I Common Stock held by Mr. Revane vested to the extent not already vested and all restrictions applicable to Mr. Revane's Key Restricted Stock lapsed, (2) Mr. Revane will receive 36 monthly payments of $10,278 commencing on January 1, 1996, provided that if Mr. Revane dies prior to December 1, 1998, his estate or designated beneficiary shall receive in lieu of such monthly payments either a lump sum or monthly payment, depending upon the date of death, and (3) Mr. Revane is allowed to participate in M&I's Non-Qualified Retirement Benefit Plan and split-dollar life insurance arrangement while he is engaged as a consultant to M&I. Under the Consulting Agreement, Mr. Revane provides various consulting and advisory services to M&I and is prohibited from participating in certain competing activities. The Consulting Agreement has a term of 25 months and provides for a payment to Mr. Revane, or his estate in the case of his death, of $32,000 per month in exchange for his consulting services and agreement not to compete.

                       NON-EMPLOYEE DIRECTOR COMPENSATION

     Directors of M&I who are not employees are paid a retainer fee of $12,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting which they attend and $500 for each Committee meeting which they attend. M&I has established a deferred compensation plan for its Directors. Under such plan, all or part of the fees received by a Director may be deferred at the election of the Director. Amounts deferred are credited with an earnings factor based on the Director's allocation among 13-week U.S. Treasury Bills, the Common Stock or any common trust fund offered by the Trust Company. Deferred amounts are payable in not less than 36 nor more than 180 monthly installments, as elected by the participating Director, unless the Board elects to distribute amounts over a shorter period. One Director, Mr. Chait, elected to defer compensation under the plan during 1993. Directors of M&I who are also Directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the Director compensation schedule of such subsidiaries.

     Mr. Puelicher receives various supplemental retirement benefits from M&I which are not related to or conditioned upon his service as a director of M&I. In 1993, M&I determined to increase Mr. Puelicher's supplemental retirement benefit under his Supplemental Retirement Plan dated December 10, 1992 from $41,667 per month to $58,333 per month. In addition, M&I made a special payment of $200,000 to Mr. Puelicher in December 1993 in recognition of Mr. Puelicher's extraordinary contributions to M&I.

     Mr. Puelicher and M&I entered into a Consulting Agreement and Supplemental Retirement Plan in 1986, which was amended in 1992 (the "Consulting/Retirement Agreement"). The Consulting/Retirement Agreement went into effect in January 1993 and provides for Mr. Puelicher to serve as a consultant to M&I for five years. As compensation for his commitment to provide consulting services, Mr. Puelicher receives a retirement benefit of $25,000 per month for his life, and, if Mr. Puelicher predeceases his wife, his wife will receive $12,500 per month for her life. In addition, M&I pays an annual insurance premium for Mr. Puelicher of $112,470 until the earlier of (i) Mr. Puelicher's death, (ii) 19 years from the date of the policy's issue, or (iii) such time as the policy is paid up. M&I will also reimburse Mr. Puelicher for all travel and other expenses incurred in the performance of his duties and will provide him with secretarial services and office space. Mr. Puelicher will continue to participate in M&I's group health insurance (or equivalent plan) while receiving retirement benefits under the Consulting/Retirement Agreement. M&I may terminate the Consulting/Retirement Agreement for "cause" (as defined in the Consulting/Retirement Agreement). The Consulting/Retirement Agreement provides that Mr. Puelicher may not compete with M&I and must maintain the confidentiality of certain information regarding M&I, its business and customers.

                         COMPENSATION COMMITTEE REPORT

General Policy

     The Compensation Committee is responsible for making recommendations on the compensation of the Company's Executive Officers to the Board of Directors. The Compensation Committee bases its compensation decisions on its overall assessment of the executive's contribution to the long-term profitability and financial strength of the Company. In reviewing the contribution of any particular executive, the nature of the executive's responsibilities, the executive's tenure with the Company, and the executive's long-term performance are among the factors the Committee considers. The Committee reviews the executive's performance in the light of both the historical financial performance of the Company and the Committee's assessment of the executive's role in ensuring the financial success of the Company in the future. In this respect, the Committee seeks to reward leadership, innovation, and entrepreneurship. The Committee does not mechanically apply any specific goals or criteria in making its decisions, and such decisions are based in large part on the Committee's subjective assessment of the executive's performance. The Committee believes that this discretionary approach has served the Company well in the retention and motivation of its senior executives.

     The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive starting in 1994. The Committee currently intends to recommend compensation amounts and plans which will meet the requirements for deductibility.

1993 Compensation

     With regard to 1993 compensation decisions, the Committee reviewed the Company's financial performance on both a long-term and short-term basis, the overall job performance of each executive officer, the information provided by the Company's professional compensation consultants, and other information which the Compensation Committee deemed relevant in the case of any particular individual. The Committee consulted with professional compensation consultants in order to make more informed decisions. Such consultants provided the Committee with information regarding the compensation levels for executive officers of companies in a peer group. The peer group consisted of the companies in the Keefe, Bruyette & Woods 50 Bank Index which is the same peer group used in the performance graph. The Committee used this information for comparison purposes, but did not set the compensation for M&I's executive officers at a specific level as compared to the peer group. The Committee's salary determinations generally reflect the executive's historic level of compensation, competitive factors and job performance, and, in the case of any particular individual, circumstances unique to such individual such as increased responsibilities or extraordinary effort may also be reflected. In assessing the profitability of the Company, the Committee considered, among other things, the financial performance of the Company as a whole on both a long-term and short-term basis (including net income, return on average shareholders' equity, and return on average assets). The Committee's decisions with respect to compensation as a whole reflect all of the factors considered with no specific criteria applied to any one component of compensation such as salary or bonus. The Committee's decision to increase salaries and bonuses was based on all the factors considered by the Committee, including objective factors and the Committee's subjective assessment of the executive's performance.

     The Committee regards the salary portion of each executive officer's compensation and part of his bonus as a base amount which would not be decreased except under extraordinary circumstances. The part of the executive's bonus that would not be decreased except under extraordinary circumstances is the amount that together with the other cash compensation (i.e., salary) received by such executive would approximate the total amount of cash compensation (i.e., salary and bonus) received by such executive in the preceding year. An example of the extraordinary circumstances under which such amounts would be decreased would be an extended period of poor financial performance by the Company or failure by the particular executive to meet job performance expectations.

     In determining Mr. Wigdale's compensation for 1993, the Compensation Committee considered a variety of factors, including the Company's net income (up 7.6% from 1992, and which has had a compounded growth rate of 10.4% for the last 5 years and 11.3% for the last 10 years), return on average shareholders' equity (16.11% for 1993) and return on average assets (1.62% for 1993). The Compensation Committee also considered Mr. Wigdale's 31 years of service to the Company. The Committee also reviewed Mr. Wigdale's total compensation package in light of prevailing market factors. The Compensation Committee regards the salary portion of Mr. Wigdale's compensation and part of his bonus as a base amount which would not be decreased except under extraordinary circumstances. The Compensation Committee believes such a base amount of compensation is fair and appropriate under the circumstances.

THE COMPENSATION COMMITTEE:

Mr. Kellner      Mr. Jacobs      Mr. O'Hare      Mr. Wright

                               PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the Keefe, Bruyette, & Woods, 50 Bank Index.

                              [CAMERA READY GRAPH]

                         1994 LONG-TERM INCENTIVE PLAN

     The complete text of the 1994 Long-Term Incentive Plan is set forth as Appendix A to this Proxy Statement. The following summary of the material features of the 1994 Long-Term Incentive Plan does not purport to be complete and is qualified in its entirety by reference to Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1994 LONG-TERM INCENTIVE PLAN

GENERAL

     The Company's Executive Compensation Committee and Board of Directors approved the 1994 Long-Term Incentive Plan for Executives (the "Long-Term Incentive Plan") subject to approval by the Company's shareholders at the 1994 Annual Meeting. Approval of the Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

     The Company believes that the Long-Term Incentive Plan will promote the best interests of the Company and enhance shareholder value by attracting and retaining key personnel and providing such employees with an incentive to put forth maximum effort for the continued success and growth of the Company.

ADMINISTRATION

     The Long-Term Incentive Plan will be administered by the Executive Compensation Committee of the Board of Directors (the "Committee"), composed of not less than three Directors, and constituted so as to permit compliance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will designate the amount, if any, to be awarded to participants and any conditions, limitations or restrictions it deems appropriate. Awards will be in the form of ("Units") denominated by reference to shares of Common Stock ("Shares").

     The Long-Term Incentive Plan may be terminated, modified or amended by the affirmative vote of the holders of a majority of the shares of the Company entitled to vote at a meeting of the shareholders of the Company. In addition, the Committee may also terminate the Long-Term Incentive Plan or make modifications or amendments thereto as it deems advisable so that the Long-Term Incentive Plan conforms to any applicable law or regulation. However, the Committee may not adopt any amendment to the Long-Term Incentive Plan which would cause the Plan to no longer comply with Rule 16b-3 or Section 162(m), or which would, without the consent of a participant, adversely affect the rights of such participant.

PARTICIPANTS

     Possible participants in the Long-Term Incentive Plan are the executive officers and senior managers of the Company and its subsidiaries ("Participants"). The Committee has the authority to determine which employees will be participants and may take into account the nature of the services rendered by the employees, their present and potential contributions to the success of the Company, and other factors as the Committee in its discretion deems relevant. It is estimated that approximately 60 persons may be considered to be eligible to participate in the Long-Term Incentive Plan.

PERFORMANCE UNITS

     Units may be awarded from time to time to Participants under the Long-Term Incentive Plan. At such time as dividends are paid on Shares, additional Units will be credited to each account in lieu of dividends. The portion of the Units, if any, distributed at the end of a performance period will be determined by the degree to which specified financial goals and other objectives are met. See "Performance Criteria," below. The Company intends to consider the award of Units on an annual basis, however nothing in the Long-Term Incentive Plan obligates the Company to do so. The maximum number of Units earned under the Plan (excluding Units credited in lieu of dividends) will be 600,000 in the aggregate, subject to adjustment for certain corporate events. No more than 150,000 Units may be earned by any one individual. Payment of Units may be made in cash, Shares or a combination of cash and Shares in the discretion of the Committee. The maximum number of Shares which will be distributed to Participants under the Long-Term Incentive Plan in payment of awards is 600,000 Shares, subject to adjustment for certain corporate events.

TERMINATION OF EMPLOYMENT

     If a Participant's employment terminates because of retirement (as defined in the Long-Term Incentive Plan), then the Participant shall continue in the Long-Term Incentive Plan, but no further Units shall be awarded him by the Committee. If a Participant's employment terminates because of death or disability (as defined in the Long-Term Incentive Plan), or if a retiree dies while still a Participant, the Committee will determine the extent to which the applicable performance criteria have been met as of the close of the calendar year in which the Participant dies or is disabled and will pay the appropriate amount prorated based on the number of days of the award period that the Participant was in the Long-Term Incentive Plan. If a Participant's employment is terminated for any other reason, his participation will cease and he will not be entitled to any award unless the Committee determines otherwise. Notwithstanding the foregoing, if (a) a Participant's employment is terminated as a result of, or in anticipation of, a Triggering Event (defined as certain change of control transactions), or (b) a Participant's employment is not terminated, but a Triggering Event occurs, he will be entitled to a pay-out of his account based on the attainment of the performance criteria on the date the Triggering Event occurs.

PERFORMANCE CRITERIA

     The Long-Term Incentive Plan provides that the Committee will designate the Participants and the number of Units awarded thereto and will establish performance criteria which will govern whether and to what extent Participants will receive a pay-out of their Units. As of June 1, 1994, Units have been awarded to fourteen full-time employees of the Company. The initial performance period is the three years commencing on January 1, 1994 and ending on December 31, 1996. Additional Units will be credited to each Participant's account when dividends are paid on Shares. Vesting of Units occurs at the end of the three-year period with the exception of the death or disability of the Participant, termination of a Participant's employment or the occurrence of a Triggering Event, as described above at "Termination of Employment."

     The Committee has established the following criteria for awards under the Long-Term Incentive Plan, which may be changed for future awards at the discretion of the Committee. The value of the award at the end of the three-year period (or at such earlier time as the performance period ends) is dependent on the total return on the Shares for the three-year period when compared with the total return for those stocks composing the Keefe, Bruyette, & Woods, 50 Bank Index, which is used in the performance graph (the "KBW 50 Index"), in accordance with the following table:

                                                                 % OF INITIAL AWARD
                             KBW 50 INDEX                     AND ACCUMULATED DIVIDEND
                            PERCENTILE RANK                         UNITS EARNED
            -----------------------------------------------   ------------------------
            95th Percentile and above                                    275%
            90th Percentile                                              225%
            75th Percentile                                              185%
            50th Percentile                                              100%
            25th Percentile                                               25%
            Below 25th Percentile                                          0%

If the total return on the Shares falls between two categories (for example, between the 50th and 75th percentiles), the percentage earned will be determined by linear interpolation (in this example, between 100% and 185%). Thus, if the total return on the Shares for the three-year period is at the 50th percentile level, each Participant will receive an amount, either in cash, Shares or a combination thereof, equal to 100% of the initial Units credited to his account plus those additional Units credited as dividends are paid on the Shares, valued at fair market value on the date the award vests. Before payment is made, the Committee must certify the extent to which the performance criteria have been met.

COMPLIANCE WITH TAX LAWS

     The Long-Term Incentive Plan is designed to comply with the requirements of
Section 162(m) of the Code so that all compensation paid pursuant thereto should be deductible by the Company for federal income tax purposes.

                               NEW PLAN BENEFITS
          MARSHALL & ILSLEY CORPORATION 1994 LONG-TERM INCENTIVE PLAN

                          NAME AND POSITION                       NUMBER OF UNITS(1)
            ----------------------------------------------        ------------------
            J.B. Wigdale                                                13,000
              Chief Executive Officer
            D.J. Kuester                                                11,000
              President
            G.H. Gunnlaugsson                                            8,000
              Executive Vice President and Chief Financial
                 Officer
            J.L. Delgadillo                                              3,000
              Senior Vice President
            Executive Officer Group                                     35,000
            Non-Executive Officer Director Group                           -0-
            Non-Executive Officer Employee Group                        22,500

- - ------------------
(1) Granted March 30, 1994 subject to shareholder approval of the Long-Term Incentive Plan. The dollar value of the Units granted is not currently determinable, and, since performance is measured over a three-year period, the dollar value of the Units granted would not be determinable if it were assumed that the Long-Term Incentive Plan was in effect in 1993.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     The 1995 Annual Meeting of Shareholders is scheduled for April 25, 1995. In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 1995 Annual Meeting of Shareholders must be submitted to the Company not later than March 27, 1995. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 1995 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 19, 1994. Proposals should be directed to Mr. M.A. Hatfield, Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen & Co. as the Company's independent auditors for the fiscal year ending December 31, 1994. Representatives of Arthur Andersen & Co. will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                                 OTHER MATTERS

     Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

     SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE OFFICE OF THE SECRETARY, MARSHALL & ILSLEY CORPORATION, 770 NORTH WATER STREET, MILWAUKEE, WISCONSIN 53202.

                                          By Order of the Board of Directors,

                                          M.A. Hatfield, Secretary

                                                                      APPENDIX A

                         MARSHALL & ILSLEY CORPORATION
                  1994 LONG-TERM INCENTIVE PLAN FOR EXECUTIVES

1. PURPOSE OF THE PLAN.

     The purpose of the Plan is to promote the best interests of Marshall & Ilsley Corporation and enhance shareholder value by attracting and retaining key personnel and providing such employees with an incentive to put forth maximum effort for the continued success and growth of the Company.

2. DEFINITIONS.

     (a) "Account" shall mean the account established and administered for the benefit of a Participant under the Plan.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "Committee" shall mean the Committee of the Board of Directors constituted as provided in Paragraph 3 of the Plan.

     (d) "Company" shall mean Marshall & Ilsley Corporation, a Wisconsin corporation.

     (e) "Employees" shall mean those individuals who are executive officers or senior managers of the Company or its Subsidiaries.

     (f) "Market Price" shall mean the closing sale price of a Share on the NASDAQ National Market System as reported in the Midwest Edition of the Wall Street Journal, or such other market price as the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

     (g) "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     (h) "Parent" shall mean a parent corporation of the Company as defined in
Section 424(e) of the Code.

     (i) "Participant" shall mean an Employee designated by the Committee to be a participant in the Plan.

     (j) "Plan" shall mean the 1994 Long-Term Incentive Plan for Executives of the Company.

     (k) "Share" or "Shares" shall mean the $1.00 par value common stock of the Company.

     (l) "Subsidiary" shall mean a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

     (m) "Triggering Event" shall mean any of the following: (a) the acquisition, by any person or group of persons other than the Company or a Subsidiary, of twenty-five percent (25%) or more of the outstanding shares of the common stock of the Company pursuant to a tender or exchange offer; (b) the acquisition, by any person or group of persons, of the beneficial ownership or the right to acquire beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of the common stock of the Company (the term "group" and "beneficial ownership" as used in this paragraph having the meanings assigned thereto in Section 13(d) of the 1934 Act and the regulations promulgated thereunder); or (c) the shareholders of the common stock of the Company approve a transaction whereby the Company (or any Subsidiary or Subsidiaries in the aggregate representing at least 25% of the consolidated assets of the Company), will (i) merge or consolidate with, or enter into any similar transaction with any person, in which the Company or

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Subsidiary is not the survivor (ii) sell, lease or otherwise dispose of all or substantially all of the assets of the Company or such Subsidiary or (iii) sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing twenty-five percent (25%) or more of the voting power of the Company or such Subsidiary.

     (n) "Unit" shall mean a bookkeeping entry used by the Company to record and account for the grant of an award under the Plan denominated in Shares until such time as the award is paid, cancelled, forfeited or terminated, as the case may be.

3. ADMINISTRATION OF THE PLAN.

     (a) The Plan shall be administered by the Committee. The Committee shall consist of not less than three members of the Board of Directors of the Company and shall be so constituted as to permit the Plan to comply with Rule 16b-3 under the 1934 Act, as such rule is currently in effect or as hereafter modified or amended ("Rule 16b-3"), Section 162(m) of the Code, or any successor rule or other statutory or regulatory requirements. The members of the Committee shall be appointed from time to time by the Board of Directors.

     (b) The Committee shall have sole authority in its discretion, but always subject to the express provisions of the Plan, to determine the Employees who will be Participants, the number of Units which will be credited to each Account, the performance criteria for earning the Units credited to each Account and the period of time to which the performance criteria will be applied; to interpret the plan; to prescribe, amend and rescind rules and regulations pertaining to the Plan; to determine the terms and provisions of the respective awards to Participants; and to make all other determinations and interpretations deemed necessary or advisable for the administration of the Plan. The Committee's determination of the foregoing matter shall be conclusive and binding on the Company, all Employees, all Participants and all other persons.

4. ELIGIBILITY.

     Only Employees shall be eligible to be Participants under the Plan. In determining which Employees will be Participants and the amount of the award hereunder, the Committee may take into account the nature of the services rendered by the respective Employees, their present and potential contributions to the success of the Company, and other such factors as the Committee in its discretion shall deem relevant. An Employee who has been granted an award under the Plan may be granted additional awards under the Plan if the Committee shall so determine. The Company shall effect the granting of awards hereunder in such manner as the Committee determines. No award may be granted under the Plan to a member of the Committee.

5. ESTABLISHMENT OF ACCOUNTS.

     The Company shall establish on its books of account a separate Account for each Participant, which shall be used for the purpose of determining the compensation to which the Participant from time to time may be entitled hereunder. There shall be recorded in each Participant's Account the number of Units from time to time credited to the Participant by the Committee or pursuant to Paragraph 8 hereof. In no event will more than 600,000 Units, subject to adjustment under Paragraph 10 hereof, be earned under the Plan (excluding Units credited in lieu of dividends under Paragraph 8 hereof). No more than 150,000 Units will be earned by any one individual (again excluding Units credited in lieu of dividends and subject to adjustment under Paragraph 10). Accounts shall be maintained solely for accounting purposes, and no assets of the Company shall be segregated or subject to any trust for any Participant's benefit by reason of the establishment of the Participant's Account. In addition, no Participant shall acquire any rights as a shareholder of the Company,

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including the right to vote with respect to any matter before the shareholders of the Company or to receive dividends payable on the common stock, or, except as is specifically provided otherwise herein, any other rights, by reason of the establishment of the Participant's Account.

6. PERFORMANCE CRITERIA.

     The Committee shall establish performance criteria which will govern whether and to what extent Participants will receive a pay-out of their Accounts. The length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee. No payment of awards under this Plan shall be made until the Committee certifies that the performance criteria to which such awards were subject have been met.

7. PAYMENT OF AWARDS.

     The Committee, in its sole discretion, may pay awards earned under the Plan in cash, Shares or a combination of cash or Shares. In no event will more than 600,000 Shares, subject to adjustment pursuant to Paragraph 10 hereof, be paid to Participants pursuant to this Plan. These Shares may be treasury Shares or authorized, but unissued Shares.

8. DIVIDENDS AND DIVIDEND EQUIVALENTS.

     At such time as dividends are paid on Shares, an Account of a Participant shall be credited with that number of additional Units equal to the product of
(a) the number of Units then in the Account times (b) the amount of the dividend per Share divided by (c) the Market Price of a Share on the date a dividend is paid.

9. TERMINATION OF EMPLOYMENT.

     (a) Any Participant whose employment with the Company or a Subsidiary is terminated due to retirement on such Participant's normal retirement date (as defined in the M&I Retirement Growth Plan or any successor thereto) or due to early retirement with the consent of the Committee shall continue as a Participant in the Plan as to Units already awarded (and any dividends or dividend equivalents earned in connection therewith), but shall not be entitled to the award of any additional Units by the Committee.

     (b) Any Participant whose employment with the Company or a Subsidiary is terminated due to disability (as defined in Section 22(e)(3) of the Code) or death, or any Participant who dies after retirement, as defined in subparagraph
(a), above, but while he still is a Participant in the Plan, shall continue as a Participant in the Plan as to Units already awarded (and any dividends or dividend equivalents earned in connection therewith) until the close of the calendar year in which the Participant dies or is disabled. The Committee will determine if and to what extent the performance criteria it established have been met as of the close of the calendar year. Based on this determination, a Participant, or, in the case of death, his beneficiary as determined pursuant to Paragraph 12, hereof, shall receive a prorated award within 90 days of the end of the calendar year based on a fraction, the numerator of which is the number of days from the beginning of the award period to the date of death or disability and the denominator of which is the total number of days in the award period.

     (c) If a Participant's employment is terminated for any reason other than those specified in subparagraphs (a) and (b), above, his participation in the Plan shall immediately cease and he shall not be entitled to any award under the Plan, unless the Committee, in its sole discretion, determines otherwise.

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     (d) Notwithstanding the foregoing, if (i) a Participant's employment is terminated as a result of, or in anticipation of, a Triggering Event, or (ii) a Participant's employment is not terminated, but a Triggering Event occurs, a Participant shall receive an amount equal to the amount he would be entitled to receive at the close of the performance period based on the extent to which the performance criteria set by the Committee have been met as of the date of the Triggering Event. Payment of the amount to which the Participant is entitled hereunder shall be made within 30 days after the occurrence of the Triggering Event.

     (e) The Plan does not confer upon any Participant any right with respect to continuation of employment by the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate any Participant's employment at any time.

10. ADJUSTMENT PROVISIONS.

     If the Company shall effect a subdivision or consolidation of Shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction in the number of Shares outstanding, or shall effect a spin-off, split-off, or other distribution of assets to shareholders, without receiving consideration therefor in money, services or property, the number of Units in each Account and the number of Shares available for payment of awards hereunder shall be appropriately adjusted by the Committee.

11. NONASSIGNABILITY.

     No Accounts or any payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge, or encumbrance. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any Account or any payment under the Plan shall be void and of no legal effect.

12. BENEFICIARY DESIGNATION.

     If a Participant dies prior to the distribution to him of all amounts payable to him under the Plan, the amounts otherwise distributable to the Participant if living, shall be distributed to his designated beneficiary or beneficiaries. All beneficiary designations shall be made in the form prescribed by the Committee from time to time and shall be delivered to the Secretary of the Company. If there is no effective beneficiary designation on file at the time of the Participant's death, distribution of amounts otherwise payable to the deceased Participant under the Plan shall be made to his Estate. If the beneficiary designated by the Participant shall survive the Participant but die before receiving all distributions hereunder, all amounts otherwise payable to the deceased beneficiary shall be paid to such deceased beneficiary's Estate unless the Participant's beneficiary designation provides otherwise. The Company shall have no responsibility with respect to the validity of any beneficiary designation made by a Participant and shall be fully protected if it acts thereon in good faith.

13. TAXES.

     The Company shall be entitled to pay or withhold the amount of any tax which it believes is required as a result of the payment of any amounts under the Plan, and the Company may defer making payments hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligations. A Participant may, at his election, satisfy his obligation for payment of withholding taxes by having the Company retain a number of Shares, if payment of the Account includes Shares, having an aggregate Market Price on the date the Shares are withheld equal to the amount of the withholding tax or by delivering to the Company Shares already owned by the Participant having an aggregate Market Price on the

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date the Shares are delivered equal to the amount of the withholding tax. The
Company shall have the right to rely on a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Company, if any question should arise as to the payment or withholding of taxes.

14. REGULATORY APPROVALS AND RULE 16B-3.

     (a) Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates for Shares resulting from the payment of an Account hereunder prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such Shares to listing on the stock exchange on which the Shares may be listed, and
(iii) the completion of any registration or other qualification of said Shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

     (b) It is intended that the Plan and any award made to a person subject to
Section 16 of the 1934 Act, and any transaction or election hereunder by any such person, meet all of the requirements of Rule 16b-3. If any provision of the Plan or any award hereunder would disqualify the Plan or such award under, or would not comply with, Rule 16b-3, such provision or award shall be construed or deemed to conform to Rule 16b-3.

     (c) Any election by a Participant subject to Section 16 of the 1934 Act, pursuant to Paragraph 13 hereof, may be made only during such times as permitted by Rule 16b-3 and may be disapproved by the Committee at any time after the election.

15. EFFECTIVENESS OF THE PLAN.

     The Plan shall become effective upon approval by the Company's Executive Compensation Committee on March 30, 1994, subject to ratification of the Plan by the vote of the holders of a majority of the Shares present or represented and entitled to vote at an annual or special meeting of the Company duly called and held. If shareholder approval is not obtained, any awards previously made hereunder will be void and of no further effect.

16. TERMINATION AND AMENDMENT.

     The Plan may be terminated, modified or amended by the affirmative vote of the holders of a majority of the Shares of the Company present, or represented, and entitled to vote at a meeting of the shareholders of the Company. The Committee may also terminate the Plan or make such modifications or amendments thereto as it shall deem advisable in order to conform to any law or regulation applicable thereto; provided, however, that the Committee may not, unless otherwise permitted under the federal securities law, without further approval of the shareholders of the Company, adopt any amendment to the Plan which would cause the Plan to no longer comply with Rule 16b-3, Section 162(m) of the Code or any successor rule or other regulatory requirements. No termination, modification or amendment of the Plan may, without the consent of a Participant, adversely affect the rights of such Participant in his Account, other than a termination because the requisite shareholder approval is not obtained. In such event, the last sentence of Paragraph 15 hereof shall apply.

17. GOVERNING LAW.

     The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Wisconsin.

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MARSHALL & ILSLEY CORPORATION
770 North Water Street
Milwaukee, Wisconsin 53202

                                  PROXY CARD



MARSHALL & ILSLEY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors


        The undersigned hereby appoints J.A. Puelicher and J.B. Wigdale, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of stock of Marshall & Ilsley Corporation held of record by the undersigned on June 30, 1994, at the 1994 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on August 23, 1994 or at any adjournment thereof.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of all nominees for directors and "FOR" approval of the Marshall & Ilsley Corporation 1994 Long-Term Incentive Plan.

                              (Continued and to be signed on the reverse side.)

Please mark boxes in blue or black ink.
1.      ELECTION OF CLASS I DIRECTORS:
        FOR all nominees below to serve for the terms indicated below and until their successors are elected and qualified (except as marked to the contrary below). / /

        WITHHOLD AUTHORITY to vote for all nominees listed below. / / (Instruction: To withhold authority to vote for any individual nominee,strike a line through that nominee's name in the list below). Class I (with terms expiring April 1997): Richard A. Abdoo, Wendall F. Bueche, G.H. Gunnlaugsson, Jack F. Kellner, Peter M. Platten, III, J.B. Wigdale, James O. Wright

2.      PROPOSAL TO APPROVE THE 1994 LONG-TERM INCENTIVE PLAN
         FOR / /    AGAINST / /      ABSTAIN / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                        Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                        Date:                                    1994
                             -----------------------------------,


                             --------------------------------------------------
                                   (Signature of Shareholder)

Please mark, sign, date
and return this Proxy        --------------------------------------------------
Card promptly using the     (Signature of Shareholder - if held jointly)
envelope provided.